Exhibit 99.1


                 TELECOMMUNICATION  PRODUCTS  COMPLETES
                    $5  MILLION  EQUITY  FINANCING

BEVERLY HILLS, Calif.--(BUSINESS WIRE)-September 9, 2003--Telecommunication Products, Inc. (OTCBB:TCPD - News) announced today the closure of a $5 million
                        ----   ----
financing arrangement with Dutchess Private Equities Fund, LP. The company will use a portion of the proceeds to bring to market products and projects currently under development.

"This financing is an important step for TCPD, allowing us to meet and anticipate growing national and international market demand for our systems. Funds from this financing will also allow us to strengthen our strategic marketing and distribution program, already in place in Puerto Rico and the United States, with the number of viewers entertained from our systems growing daily," said Robert Russell, President and CEO of Telecommunication Products, Inc.

"Going forward, we should be well prepared to pursue additional lucrative sales and distribution agreements for our products that could add significant top and bottom-line improvements for the Company over the long term," Russell continued.

The  company  also  announced  that  it  has  changed  its  transfer  agent from
Computershare Trust Company to Manhattan Transfer Registrar Company, 58 Dorchester Road, Lake Ronkonkoma NY 11779.

Dutchess Advisors, LLC is engaged in assisting growth companies in all facets of their long-term strategy by providing capital and progressive business solutions. Through Dutchess Private Equities Fund, LP, it manages a portfolio of private investments in public equities ("PIPEs"). Although the Company's investments are passive in nature, Dutchess provides a wide range of advisory services to assist its client companies long after the initial infusion of capital. Founded in 1996, Dutchess has been involved in excess of $200 million in financings for such companies.

TCPD, headquartered in Beverly Hills, is a provider of data-compression and visual-technology solutions supported by Web-based back office systems. This technology delivers DVD-quality images via traditional cable network, satellite, and Internet-delivery channels. TCPD, in addition, provides pay-per-view and free-to-guest television service in small hotels nationwide and in the Caribbean.

This press release contains forward-looking statements, involving risks and uncertainties including statements regarding the Company's financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors which include, but are not limited to, our ability to leverage our technology, manage our growth, protect our intellectual property rights, attract new customers and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the conflict with Iraq. Information with respect to important factors that should be considered is contained in the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

Contact:  The  Blaine  Group          (310)  360-1499

Devon  Blaine                       Richard  M.  Goldman
Blaine@pacificnet.net               rmgoldman@post.harvard.edu